Exhibit 99.3

CONSULTING AGREEMENT

1	Parties

1.1	Stoneridge Inc, a corporation existing under the laws of the United States of America, and having its principal address at 9400 E. Market Street, Warren, OH 44484, USA, hereinafter referred to as “Stoneridge”.

1.2	Fors Management SPRL, a corporation existing under the laws of Belgium, and having its principal address at Avenue de Tervueren 13A, BL-1040 Bruxelles, hereinafter referred to as “Fors Management”.

1.3	Mr Sten Forseke, 24 Rue Theodore Roosevelt, B-1030 Bruxelles, hereinafter referred to as “Sten Forseke”.

Fors Management and Sten Forseke are hereinafter collectively referred to as “the Consultants”.

2	The Consulting Services

2.1	The Consultants shall provide Stoneridge with consulting services to the extent to be from time to time mutually decided by the Board of Directors of Stoneridge and Sten Forseke. Stoneridge shall be reasonable with respect to the time required and to the timing of consulting services. During the first six months the consulting time shall not exceed 20 hours per month. During the remaining time the consulting services shall not exceed 10 hours per month. The duties shall be carried out mainly within the European Union. To the extent reasonable, consulting services shall be in Belgium.

2.2	The consulting period commenced as of October 1, 2003 and will end without any notice period on September 30, 2005.

2.3	The Consultants shall report to the Board of Directors of Stoneridge or to an officer of the company as decided by the Board of Directors of Stoneridge.

3	Consideration

3.1	Fors Management is entitled to an accumulated amount of EURO 766.920 for the entire period.

3.2	The above mentioned fee shall be payable in twenty-four (24) equal instalments at the end of each calendar month.

3.3	Fors Management shall also be reimbursed for any documented expenses, which shall be approved in advance.

3.4	Fors Management shall also be entitled to a bonus from Stoneridge for the income year 2003 at an amount of USD 25.000. This bonus will be paid not later than March 31, 2004.

3.5	Sten Forseke shall be entitled to exercise his options for shares of Stoneridge, which he earlier acquired and in accordance with the original terms, with the exception that all options may be immediately vested. However, no options can be exercised after December 31, 2003.

3.6	Any amount paid in accordance with this Agreement for services provided from October 1, 2003 includes taxes and – where applicable – social fees. The responsibility regarding any tax and/or social fees in any country is entirely on the Consultants.

3.7	The Consultants undertake to provide Stoneridge with documentation evidencing that Sten Forseke is registered within the Belgian social security system (for example copy of social security card and payments of social security fees).

3.8	Stoneridge shall pay the amounts mentioned in 3.2 above to Fors Management’s client’s account with Ernst & Young’s Brussels office with the instruction to Ernst & Young to pay Belgian social fees on any amount received in accordance with Belgian praxis. Ernst & Young, Brussels, shall also be instructed to monthly transfer the remaining amount to another bank account, to which the Consultants shall have access.

3.9	The costs of Ernst & Young’s, Brussels, participation is the responsibility of Stoneridge.

4	Undertakings by Sten Forseke

4.1	Sten Forseke hereby resigns as an officer and director of Stoneridge and any of its affiliated companies, in which he has been an officer or director. Stoneridge covenants that the next ordinary shareholders’ meetings of the relevant companies will pass the necessary resolutions whereby Sten Forseke will be discharged from liability, provided, however, that the company’s auditors will approve such discharge from liability.

In connection with the signing of this Agreement Sten Forseke shall sign the Annual Report of Stoneridge Electronics AB for the fiscal year 2002.

4.2	Sten Forseke shall in connection with the mutual execution of this Agreement provide Stoneridge with two signed letters in accordance with Appendix 2 and Appendix 3. Stoneridge shall be entitled to distribute these letters to the employees of Stoneridge and its affiliated companies and to the customers of Stoneridge and any of its affiliated companies. Furthermore, Sten Forseke shall also be available during the first year of this Agreement on a reasonable basis to speak with employees and/or customers to verify the letters and the contents therein. Time spent speaking with employees and/or customers shall be included in consultant’s required time in paragraph 2.1.

5	Non-Competition

5.1	The Consultants shall during the period October 1st 2003 – September 30th 2006 not directly or indirectly, participate in or otherwise support individuals, corporations or partnerships that directly are competitors to Stoneridge and its present affiliates. The Consultants also undertake during the same time not to employ any person, who is currently employed by Stoneridge Electronics AB.

6	Confidentiality

6.1	The Consultants and Stoneridge shall during the term of this Agreement and thereafter, observe and maintain confidentiality with regard to all and any matter pertaining to the Consultants and Stoneridge and its affiliates. However, each party must have the right to disclose information required by the laws of any country and also answer questions initiated from any tax authority.

7	Special Undertakings of the Consultants and Stoneridge

7.1	All three parties are aware of that the Swedish Tax Authorities have started a tax audit regarding Stoneridge’s Swedish subsidiary, Stoneridge Electronics AB. This tax audit is still pending. Each party shall be solely responsible to pay any taxes or social costs assessed against it for the period ended September 30, 2003 without recourse to other parties.

Regarding payments made from October 1, 2003 under this Agreement, neither Stoneridge nor Stoneridge Electronics AB assumes any responsibility for social or income taxes relating to either Fors Management or Sten Forseke. In the event that Stoneridge Electronics AB is forced to pay any additional amount, for money paid to Fors Management after October 1, 2003 under this Agreement, Fors Management and Sten Forseke are jointly and severally responsible to reimburse Stoneridge for any taxes, and Stoneridge shall have the right to set off the consideration paid in paragraph 3 against any final assessments from the Tax Authorities (Sw. Skattemyndigheten) for taxes and social costs after that date. However, if the amount Fors Management and Sten Forseke is responsible to reimburse Stoneridge is a tax-deductible cost, then the amount shall be reduced by 28 percent.

The Consultants shall have the right to dispute such claims on the Swedish entity on behalf of the Swedish entity at their own cost. Stoneridge ensures that the Swedish entity issues a power of attorney to represent the Swedish entity, that the Swedish entity will give all assistance needed and that reasonable notice regarding any claim will be given to the Consultants.

8	Miscellaneous

8.1	This Agreement shall be governed by the laws of Sweden. Disputes concerning the application and interpretation of this Agreement shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of Stockholm Chamber of Commerce.

8.2	Any amendments to this Agreement shall in order to be valid be mutually agreed to in writing by the parties hereto.

8.3	This Agreement supersedes all earlier agreements between any of the parties and all obligations between the parties are released except those obligations in this Agreement.

The parties hereto have executed this Agreement in three copies on the respective dates indicated hereinafter, one for each party.

Stockholm November             , 2003

STONERIDGE INC

/s/ D. Max Draime D. Max Draime	/s/ Avery S. Cohen Avery S. Cohen	/s/ Sten Forseke Sten Forseke

FORS MANAGEMENT SPRL

/s/ Sten Forseke

Sten Forseke

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